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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                          ESPERION THERAPEUTICS, INC.
                                       BY

                            ENZO ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                                  PFIZER INC.
                                       AT
                                $35.00 PER SHARE

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 4, 2004, UNLESS THE OFFER IS EXTENDED.

                                                                 January 6, 2004

To Brokers, Dealers, Banks,
Trust Companies and Other Nominees:

     We have been engaged by Enzo Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Pfizer Inc., a Delaware corporation ("Parent"), to act as the information agent (the "Information Agent") in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares" or "Company Common Stock"), of Esperion Therapeutics, Inc., a Delaware corporation ("Esperion" or the "Company"), at a price of $35.00 per share (the "Offer Price"), net to the seller in cash,, on the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated January 6, 2004 (the "Offer to Purchase"), and in the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). All references in this letter to Company Common Stock include the Rights to such common stock. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

     Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to EquiServe Trust, (the "Depositary"), prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer must tender their Shares according to the guaranteed delivery procedure set forth in the Offer to Purchase.

     Enclosed herewith are copies of the following documents:

          1. The Offer to Purchase dated January 6, 2004;

          2. The Letter of Transmittal to be used by stockholders of Esperion to tender Shares in the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used to tender Shares);

          3. A letter to stockholders of Esperion from Roger S. Newton, of Esperion, accompanied by Esperion's Solicitation/Recommendation Statement
     on Schedule 14D-9 filed with the SEC by Esperion which includes the recommendation of Esperion's board of directors that Esperion stockholders accept the Offer and tender their Shares to Purchaser pursuant to the
     Offer;
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          4. A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to EquiServe Trust as the Depositary for the Offer.

     We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at Midnight, New York City time, on February 4, 2004, unless the Offer is extended.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 19, 2003 (the "Merger Agreement"), by and among Parent, Purchaser and Esperion pursuant to which, following the purchase of shares of Company Common Stock in the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Esperion (the "Merger"), with Esperion surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, each outstanding Share (other than shares owned by Purchaser, Esperion or any stockholder of Esperion who is entitled to and properly exercises appraisal rights under Delaware law and other than certain shares of unvested restricted stock which will be cancelled in exchange for payment based on vesting contingencies) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

     Esperion's board of directors has, at a meeting held on December 19, 2003,
(i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of Esperion and its stockholders, (ii) approved the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of Esperion accept the Offer, tender their shares of common stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement and approve the Merger.

     The Offer is conditioned on, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer, that number of Shares that, together with any shares of Company Common Stock then owned by Parent or any wholly owned subsidiary of Parent (including Purchaser), represents a majority of the shares of Company Common Stock outstanding on a fully-diluted basis. (The foregoing condition is referred to as the "Minimum Condition" in this Offer to Purchase). The Offer is subject to certain other conditions contained in Section 1 (Terms of the Offer) and Section 13 (Certain Conditions to the Offer) of the Offer to Purchase.

     On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, Purchaser will accept for payment, and pay for, all Shares validly tendered to Purchaser and not withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, (as defined in the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date of the Offer and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in the Offer to Purchase), must be received by the Depositary prior to the Expiration Date of the Offer or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date of the Offer.

     Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by Purchaser on request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. Purchaser will pay or cause to be paid all stock transfer taxes

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applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to the Information Agent at our address and telephone number listed on the back cover of the Offer to Purchase.

                                         Very truly yours,

                                         MORROW & CO., INC.

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Purchaser, Parent, Esperion, the Depositary or the Information Agent or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer not contained in the Offer to Purchase or the Letter of Transmittal for the Offer.

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